Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated January 23, 2012 to

Pricing Supplement No. 5, dated December 1, 2011, Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No.7, dated December 6, 2011 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 29, 2011 and January 20, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,500,000	86.717%	$2,167,925	December 6, 2011
$2,000,000	86.791%	$1,735,820	December 8, 2011
$1,000,000	86.590%	$865,900	December 9, 2011
$1,000,000	86.888%	$868,880	December 12, 2011
$2,000,000	86.142%	$1,722,840	December 13, 2011
$2,000,000	84.687%	$1,693,740	December 29, 2011
$2,000,000	85.107%	$1,702,140	January 6, 2012
$11,000,000	87.621%	$9,638,310	January 10, 2012
$3,500,000	86.884%	$3,040,940	January 13, 2012
$2,000,000	85.599%	$1,711,980	January 20, 2012

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 29, 2011 and January 20, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	89.008%	$890,080	January 5, 2012
$3,000,000	88.918%	$2,667,540	January 12, 2012
$1,000,000	90.818%	$908,180	January 17, 2012

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 29, 2011 and January 20, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	69.143%	$691,430	December 12, 2011
$1,500,000	67.262%	$1,008,930	January 5, 2012
$2,000,000	67.262%	$1,345,240	January 5, 2012
$1,000,000	67.262%	$672,620	January 5, 2012
$2,000,000	66.789%	$1,335,780	January 6, 2012
$1,000,000	69.416%	$694,160	January 12, 2012
$1,000,000	69.173%	$691,730	January 13, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$43,500,000.00	82.88%	$36,054,165.00	$4,131.81(1)

(1)     The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $36,757.03 that have been paid in respect of the securities covered by pricing supplements Nos. 5, 6 and 7 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $32,625.22 remains available for future offerings for such pricing supplements described above.